Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-156541 on Form S-8 of S&T Bancorp, Inc. of our report dated June 27, 2016, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of S&T Bank as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the Thrift Plan for Employees of S&T Bank.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 27, 2016